Exhibit 10.2
Award No. _________________________

THE GAP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

The Gap, Inc. (the "Company") hereby grants to __________________________________(the "Employee"), an award (the “Award”) of Restricted Stock Units (each Restricted Stock Unit shall be referred to as a “Stock Award”) which represent the right to receive shares of the Company’s common stock, $0.05 par value (the “Shares”) subject to the fulfillment of the vesting conditions and other conditions set forth in the attached Appendix A and Appendix B. This Award is granted pursuant to The Gap, Inc. 2016 Long-Term Incentive Plan (the “Plan”) and is subject to all of the terms and conditions contained in this Restricted Stock Unit Award Agreement, including the terms and conditions contained in the attached Appendix A and Appendix B (collectively, the “Agreement”). The date of this Agreement ____________________________________. Subject to the provisions of Appendix A, Appendix B and of the Plan, the principal features of this Award are as follows:

Number of Stock Awards:	___________________________________________

Date of Grant:	___________________________________________

    Date(s) Stock Awards Scheduled to Vest:

Vesting Date	Number of Shares Vesting on Vesting Date
_____________________	_____________________	______________

_____________________	_____________________	______________

_____________________	_____________________	______________

_____________________	_____________________	______________

As provided in the Plan and in this Agreement, this Award may terminate before the scheduled vest date(s) of the Stock Awards. For example, if the Employee’s Termination of Service occurs before the date this Award vests, this Award will terminate at the same time as such Termination of Service. Important additional information on vesting and forfeiture of the Stock Awards covered by this Award including those due to changes in employment is contained in paragraphs 3 through 6 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, APPENDIX B AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

IN WITNESS WHEREOF, the Company and the Employee have agreed to the terms of this Agreement, to be effective as of the date first above written.

THE GAP, INC
Dated:	__________________________
[NAME] [TITLE]

By accepting this Award, electronically or otherwise, I understand and agree that this Award is 1) subject to all of the terms and conditions of this Agreement (including the attached Appendix A and Appendix B) and of the Plan, 2) not considered salary, nor is it a promise for future grants of Awards, 3) not a term or condition of my employment with the Company (or one of its Affiliates), and 4) made at the sole discretion of the Company.

APPENDIX A

TERMS AND CONDITIONS OF STOCK AWARD

    1.    Grant of Stock Awards. The Company hereby grants to the Employee as a separate incentive in connection with his or her employment with the Company or an Affiliate and not in lieu of any salary or other compensation for his or her services provided to the Company or an Affiliate, an Award with respect to the number of Stock Awards set forth on page 1 of this Agreement, subject to all the terms and conditions in this Agreement and the Plan.

    2.    Company’s Obligation to Pay. Unless and until a Stock Award has vested in accordance with the terms hereof, the Employee will have no right to payment of a Share with respect to the Stock Award. Prior to actual payment of any Shares pursuant to vested Stock Awards, each Stock Award represents an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. No Shares shall be issued until after the Stock Awards have vested in accordance with the terms hereof and shall be issued in accordance with the settlement terms hereof. Notwithstanding Section 9.6 of the Plan, the Stock Awards will only be settled, if at all, in Shares, provided that to the extent a fractional share is earned, the number of Shares paid shall be rounded down to the nearest whole number and no fractional Share shall be issued.

    3.    Vesting of Stock Awards and Issuance of Shares.

    (a) Subject to paragraphs 4, 5 and 6, the Stock Awards subject to this Agreement will vest as to the number of Stock Awards, and on the dates shown, on the first page of this Agreement (each a “Vesting Date”), but in each case, only if the Employee has been continuously employed by, or providing consulting services to, the Company or one of its Affiliates from the date of this Award until the applicable Vesting Date of the Stock Awards. If the Employee has had a Termination of Service (as described below) prior to such date(s), the Award shall terminate, as set forth in paragraph 6.

    (b) Subject to earlier issuance pursuant to paragraph 4 or 5, upon each Vesting Date, one Share shall be issued for each Stock Award that vests on such Vesting Date, subject to the terms and provisions of the Plan and this Agreement.

    (c) If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Stock Awards (or acceleration occurs pursuant to Section 12.2 of the Plan), the payment of such accelerated portion of the Stock Awards nevertheless shall be made at the same time or times as if such Stock Awards had vested in accordance with the vesting schedule set forth on the first page of this Agreement (whether or not the Employee remains employed by the Company or by one of its Affiliates as of such date(s)).

    (d) Notwithstanding the foregoing, if the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Stock Awards in connection with the Employee’s “separation from service" within the meaning of Section 409A and if (i) the Employee is subject to U.S. income tax, and (ii) the Employee is a “specified employee” within the meaning of Section 409A at the time of such separation from service, then any such accelerated Stock Awards otherwise payable within the six (6) month period following the Employee’s separation from service instead will be paid on the date that is six (6) months and one (1) day following the date of the Employee’s separation from service, unless the Employee dies following his or her separation from service prior to such time, in which case, the Stock Awards will be paid to the Employee’s estate (or beneficiary) upon his or her death, subject to paragraph 7. Thereafter, such Stock Awards shall continue to be paid in accordance with the requirements of paragraph 3(c). For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time (“Section 409A”). This paragraph 3(d) shall only apply to the extent necessary to avoid taxation under Section 409A.

    (e) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Shares subject to the Stock Awards granted under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

    (f) No fractional Shares shall be issued under this Agreement. To the extent a fractional share is earned, the number of Shares paid shall be rounded down to the nearest whole number and no fractional Share shall be issued.

    4.    Death and Disability. In the event of the Employee’s death or Termination of Service (or for U.S. taxpayers “separation from service” within the meaning of Section 409A) due to Disability (“Disability Termination”), the remaining Stock Awards shall automatically and with no exercise of discretion by the Committee become fully vested, and shall be settled, on the date of death or Disability Termination, as applicable. Notwithstanding the previous sentence, if in the event that within one year of the date of this Agreement, the Employee dies or incurs a Disability Termination, the Stock Awards granted pursuant to this Agreement shall immediately thereupon terminate. If (i) the Employee is subject to U.S. income tax, and (ii) the Employee is a “specified employee” within the meaning of Section 409A at the time of such Disability Termination then, to the extent necessary to avoid taxation under Section 409A, the payment of such accelerated Stock Awards will not be made until the date six (6) months and one (1) day following the date of such termination, unless the Employee dies following such termination prior to such time, in which case, the Stock Awards will be paid to the Employee’s estate (or beneficiary) upon his or her death, subject to paragraph 7.

    5.    Retirement.

(a)    Except as would result in taxation under Section 409A, a portion of the remaining Stock Awards automatically and with no exercise of discretion by the Committee shall become fully vested, and shall be settled, and applicable taxes shall be withheld by the Company or its designated Affiliate in accordance with paragraph 7 in the first year on or after the one-year anniversary of this Agreement that the Employee is eligible for Retirement (as defined below) on the later of the date that the Employee is so eligible for Retirement or November 15th of such year. The portion of the remaining Stock Awards that vests and is settled in accordance with the preceding sentence shall have an aggregate market value sufficient to pay any taxes required to be withheld by the Company (or an Affiliate) solely as a result of (i) the Employee’s becoming eligible to receive Shares upon Retirement pursuant to paragraph 5(b), and (ii) the vesting and settlement of such portion of the remaining Stock Awards.

(b)    In the event of the Employee's Retirement (as defined below), the remaining Stock Awards automatically and with no exercise of discretion by the Committee shall become fully vested, and shall be settled, on the date of such Retirement. Notwithstanding any other provision of this paragraph 5, if in the event that within one year of the date of this Agreement, the Employee Retires, no portion of the Stock Awards granted pursuant to this Agreement will vest and the Stock Awards shall immediately thereupon terminate. If (i) the Employee is subject to U.S. income tax, and (ii) the Employee is a “specified employee” within the meaning of Section 409A at the time of such Retirement then, to the extent necessary to avoid taxation under Section 409A, the payment of such accelerated Stock Awards will not be made until the date six (6) months and one (1) day following the date of such Retirement, unless the Employee dies following such Retirement prior to such time, in which case, the Stock Awards will be paid to the Employee’s estate (or beneficiary) upon his or her death, subject to paragraph 7.

For purposes of this Agreement, “Retirement” shall mean the Employee’s Termination of Service (or for U.S. taxpayers “separation from service” within the meaning of Section 409A) for any reason (other than due to the Employee’s misconduct as determined by the Company in its sole discretion) after the Employee has attained age 60 and completed at least five (5) years of continuous service as an Employee of the Company or an Affiliate.

    6     Termination of Service. Notwithstanding any contrary provision of this Agreement and except as set forth in paragraphs 3, 4 or 5, the balance of the Stock Awards that have not vested will be forfeited and cancelled automatically at the time of the Employee’s Termination of Service. For purposes of this Agreement, Termination of Service shall have the meaning set forth in the Plan and be determined by reference to the Employee’s service without reference to any other agreement, written or oral, including the Employee’s contract of employment (if any). Thus, in the event of the Employee’s Termination of Service (whether or not in breach of local labor laws), unless otherwise expressly provided for under this Agreement, the Employee’s right to vest in the Stock Awards under the Plan, if any, will terminate at the time of the Employee’s Termination of Service; the Committee shall have the exclusive discretion to determine when the Employee has incurred a Termination of Service.

    7.    Withholding Taxes. As a condition to the grant and vesting of this Award and as further set forth in Sections 10.7 and 10.8 of the Plan, the Employee hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company, the Employee’s employer (the “Employer”) and any other Affiliate) for the amount of any income tax, social insurance, payroll tax, or any other required deductions or payments related to the Employee’s participation in the Plan and legally payable by the Employee, if any, including any Tax Obligations (“Tax-Related Items”) which arise upon the grant or vesting of the Stock Awards under this Agreement, ownership or disposition of Shares, receipt of dividends, if any, or otherwise in connection with the Stock Awards or the Shares, whether by withholding, direct payment to the Company, or otherwise as determined by the Company in its sole discretion. Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee is also solely responsible for filing all relevant documentation that may be required of the Employee in relation to his or her participation in the Plan or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, the Employer or any Affiliate pursuant to Applicable Laws), such as but not limited to personal income tax returns or any reporting statements in relation to the grant, holding, vesting of the Stock Awards, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of dividends, if any. The Employee further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Awards, including the grant, holding, or vesting of the Stock Awards, the holding or subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the Stock Awards or any aspect of the Stock Awards to reduce or eliminate the Employee’s liability for Tax-Related Items, or achieve any particular tax result. The Employee also understands that Applicable Laws may require varying Share or Stock Award valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under Applicable Laws. Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) or other Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    No payment will be made to the Employee (or his or her estate) in relation to the Stock Awards unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any Tax-Related Items and any other obligations of the Company and/or the Employer with respect to the Stock Awards. In this regard, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, provided, however, that notwithstanding anything herein to the contrary, in the case of individuals subject to Section 16 of the Exchange Act of 1934, as amended, all Tax-Related Items shall only be satisfied by such procedure specifically approved by the Committee in resolutions:

(a) withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company or the Employer; or

(b) withholding from proceeds of the sale of Shares acquired upon vesting of the Stock Awards, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization); or

(c) withholding in Shares to be issued upon settlement of the Stock Awards; or

(d) surrendering already-owned Shares having a Fair Market Value equal to the Tax-Related Items that have been held for such period of time to avoid adverse accounting consequences.

    If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Employee is, subject to Applicable Laws, deemed to have been issued the full number of Shares subject to the Stock Awards, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Employee’s participation in the Plan. The Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by one or more of the means previously described in this paragraph 7. The Employee acknowledges and agrees that the Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Employee fails to comply with his or her obligations in connection with the Tax-Related Items. In addition, the Employee further agrees that any cross-border cash remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Employee to provide to such entity certain information regarding the transaction.

    It is the Company’s current practice to withhold a portion of the Shares scheduled to be issued pursuant to vested Stock Awards that have an aggregate market value sufficient to pay the Tax-Related Items. The Company will only withhold whole Shares and therefore the Employee also authorizes deduction without notice from salary or other amounts payable to the Employee of cash in an amount sufficient to satisfy the Employer’s remaining tax withholding obligation. Notwithstanding the previous two sentences, the Employee, if the Company in its sole discretion so agrees, may elect to furnish to the Company written notice, no more than 30 days and no less than 5 days in advance of a scheduled Vesting Date (or other required withholding event), of his or her intent to satisfy the tax withholding requirement by remitting the full amount of the tax withholding to the Company on the scheduled Vesting Date (or other required withholding event). In the event that the Employee provides such written notice and fails to satisfy the amounts required for the Tax-Related Items by the Vesting Date (or other required withholding event), the Company shall satisfy the tax withholding requirement pursuant to the first two sentences of this paragraph. However, the Company reserves the right to withhold for Tax-Related Items pursuant to any means set forth in this paragraph.

    8.    Vesting/Foreign Taxes Due. If the Employee is subject to tax in a country outside the U.S. (“Foreign Country”) and if pursuant to the tax rules in such Foreign Country, the Employee will be subject to tax prior to the date that the Employee is issued Shares pursuant to this Agreement, the Committee, in its discretion, may accelerate vesting and settlement of a portion of the Stock Awards to the extent necessary to pay the foreign taxes due (and any applicable U.S. income taxes due as a result of the acceleration of vesting and settlement) but only if such acceleration does not result in adverse consequences under Section 409A (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(xi)).

    9.    Beneficiary Designation. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the Employee's designated beneficiary to the extent such designation is valid under applicable law, or if no such beneficiary survives the Employee or no beneficiary is designated, the person or persons entitled to such distribution or delivery under the Employee's will or, to the executor of his or her estate. In order to be effective, a beneficiary designation must be made by the Employee in a form and manner acceptable to the Company and permitted by the Company. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

    10.    Conditions to Issuance of Shares. The Shares deliverable to the Employee on the applicable settlement date may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company. The Company shall not be required to issue any Shares hereunder so long as the Company reasonably anticipates that such issuance will violate Federal securities law, foreign securities law or other Applicable Laws; provided however, that in such event the Company shall issue such Shares at the earliest possible date at which the Company reasonably anticipates that the issuance of the shares will not cause such violation. For purposes of the previous sentence, any issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code or foreign tax law shall not be treated as a violation of Applicable Laws.

    11.    Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Stock Award unless and until Shares have been issued in accordance with paragraph 3, 4 or 5, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee. Except as provided in paragraph 12, after such issuance, recordation, and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

    12.    Adjustments. The Award is subject to adjustment in accordance with Section 4.3 of the Plan.

    13.    Nature of Grant. In accepting the grant of Stock Awards, the Employee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Stock Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards, or benefits in lieu of Stock Awards, even if Stock Awards have been granted repeatedly in the past, and all decisions with respect to future grants of Stock Awards or other Awards, if any, will be at the sole discretion of the Company;

(c) all decisions with respect to future Stock Award grants, if any, will be at the sole discretion of the Company;

(d) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate his or her employment relationship at any time;

(e) the Employee’s participation in the Plan is voluntary;

(f) the Stock Awards and the Shares subject to the Stock Awards are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of the Employee’s employment contract, if any;

(g) the Stock Awards and the Shares subject to the Stock Awards are not intended to replace any pension rights or compensation;

(h) the Stock Awards and the Shares subject to the Stock Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(i) the Stock Awards grant and the Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Affiliate;

(j) the future value of the Shares underlying the Stock Awards is unknown and cannot be predicted with certainty;

(k) neither the Company, nor any Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar (or the selection by the Company or an Affiliate in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the Stock Awards (or the calculation of income or Tax-Related Items thereunder);

(l) in consideration of the grant of the Stock Awards, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Awards resulting from the Employee’s Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(m) the Stock Awards and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

    14.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

    15.    Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s Personal Data (as described below) by and among, as applicable, the Company and any Subsidiary or Affiliate or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that refusal or withdrawal of consent will affect the Employee’s ability to participate in the Plan; without providing consent, the Employee will not be able to participate in the Plan or realize benefits (if any) from the Stock Awards.

    The Employee understands that the Company and any Subsidiary or Affiliate or designated third parties may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary or Affiliate, details of all Stock Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Personal Data”). The Employee understands that Personal Data may be transferred to any Subsidiary or Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Employee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is Employee’s employer and its payroll provider.

    The Employee should also refer to the Gap Inc. Employee Privacy Policy (which is available to the Employee separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of the Employee’s Personal Data.

    16.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Terms used in this Agreement that are not defined in this Agreement will have the meaning set forth in the Plan.

    17.    Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any portion of the Stock Award has vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

    18.    No Right to Continued Employment. The Employee understands and agrees that this Agreement does not impact in any way the right of the Employer to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause provided in accordance with applicable local law. The Employee understands and agrees that unless contrary to applicable local law or there is an employment contract in place providing otherwise, his or her employment is "at-will" and that either the Employer or the Employee may terminate the Employee's employment at any time and for any reason subject to applicable local law. The Employee also understands and agrees that his or her "at-will" status (if applicable) can only be changed by an express written contract signed by an authorized officer of the Company and the Employee if the Employee’s employer is the Company.

    19.    Non-Transferability of Award. Except as otherwise herein provided, the Stock Awards herein granted and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such Stock Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, such Stock Award and the rights and privileges conferred hereby will immediately become null and void.

    20.    Binding Agreement. Subject to the limitation on the transferability of the Stock Award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the Employee and the Company.

    21.    Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Legal Department, at The Gap, Inc., Two Folsom Street, San Francisco, California 94105, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee will be addressed to the Employee at the address set forth on the records of the Company. Any such notice will be deemed to have been duly given when delivered, if notice is delivered personally, or 48 hours after sent to an aforesaid address, either by registered or certified U.S. mail with postage and registry fee prepaid, via the United States post office or a generally recognized international courier such as DHL or Federal Express.

    22.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

    23.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

    24.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written agreement executed by a duly authorized officer of the Company.

    25.     Amendment, Suspension or Termination of the Plan. By accepting this Award, the Employee expressly warrants that he or she has received a right to an equity-based award under the Plan, and has received, read, and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

    26.    Notice of Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California and no other courts, where this grant is made and/or to be performed.

    27.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting this Award, whether electronically or otherwise, the Employee hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the use of electronic signatures or click-through acceptance of terms and conditions.

    28.    Language. If the Employee has received this Agreement, including Appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.

    29.    Appendix B. The Stock Awards shall be subject to any special terms and conditions set forth in Appendix B to this Agreement for the Employee’s country. Moreover, if the Employee relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Employee, to the extent Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. To the extent that an applicable term or condition set forth in Appendix B conflicts with a provision in this Appendix A, the provisions of Appendix B shall apply.

    30.    Imposition of Other Requirements. The Company reserves the right, without the Employee’s consent, to cancel or forfeit any outstanding portion of the Stock Awards or to impose other requirements on the Employee’s participation in the Plan, on the Stock Awards and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Employee also understands that the laws of the country in which the Employee is residing or working at the time of grant or vesting of this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of Shares under this Award or may subject the Employee to additional procedural or regulatory requirements that the Employee is and will be solely responsible for and must fulfill, and neither the Company nor any Affiliate assumes any liability in relation to this Award in such case. Such requirements may be outlined in but are not limited to those described in Appendix B.

* * *

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE GAP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-U.S. EMPLOYEES

This Appendix B includes special terms and conditions applicable to the Employee if the Employee resides or works in or moves to or otherwise becomes subject to the laws or Company policies of one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Appendix B also includes country-specific information of which the Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2020. However, such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee does not rely on the information noted herein as the only source of information relating to the consequences of the Employee’s participation in the Plan because the information may be out of date at the time that the Employee vests in Share Awards or sells Shares acquired under the Plan. In addition, the information is general in nature and may not apply to the Employee’s particular situation, and the Company is not in a position to assure the Employee of any particular result. Accordingly, the Employee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, please note that the notices, disclaimers, and/or terms and conditions contained in this Appendix B may also apply, as from the date of grant, if the Employee moves to or otherwise is or becomes subject to the Applicable Laws or Company policies of the relevant country(ies) listed below.

Securities Law Notice

Unless otherwise noted, neither the Company nor the Shares for purposes of the Plan are registered with any local stock exchange or under the control of any local securities regulator outside the U.S. The Agreement (of which this Appendix is a part), the Plan, and any other communications or materials that the Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S., and the issuance of securities described in any Plan-related documents is not intended for offering or public circulation outside the U.S.

EUROPEAN UNION (“EU”)/EUROPEAN ECONOMIC AREA (“EEA”)/UNITED KINGDOM

Data Privacy. Where the Employee is a resident of the EU/EEA or the United Kingdom, the following provision applies and supplements Section 15 of Appendix A of the Agreement. The Employee understands and acknowledges that:

•The data controller is the Company; queries or requests regarding the Employee’s Personal Data should be made in writing to the Company’s representative relating to the Plan or Stock Award matters, who may be contacted at: Global_Equity_Administration@Gap.com.
•The legal basis for the processing of Personal Data is that the processing is necessary for the performance of a contract to which the Employee is a party (namely, this Agreement);
•Personal Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan;
•The Employee may, at any time, access his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost or exercise any other rights he or she may have in relation to his or her Personal Data under Applicable Laws, including the right to make a complaint to an EU data protection regulator, or if the Employee is in the UK, the UK Information Commissioner’s Office.

BANGLADESH

Exchange Control Obligations. Bangladesh residents who hold foreign securities (including Shares acquired under the Plan) and wish to sell, transfer or otherwise transact in such securities, must first obtain an export permit by submitting an application to the Bangladesh Bank through an Authorized Dealer. Permission for the sale or transfer of foreign securities will generally be granted, provided that an undertaking is given by the Authorized Dealer that the securities will be transferred back to Bangladesh or sales proceeds from the sale of Shares will be repatriated to Bangladesh within a specified period. It is the Employee’s responsibility to obtain the requisite export permit and comply with any other applicable requirements under Bangladesh foreign exchange regulations. The Employee should consult with his or her personal legal and financial advisor in this regard.

CANADA

Securities Law Notice. The security represented by the Stock Award and the offered Shares are issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. The Employee acknowledges that as long as Gap, Inc. is not a reporting issuer in any jurisdiction in Canada, the offered Shares will be subject to an indefinite hold period in Canada and restrictions on their transfer in Canada. However, subject to applicable securities laws, the Employee is permitted to sell Shares acquired through the Plan through a designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canada via the stock exchange on which the Shares are traded.

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Stock Awards does not provide any right for the Employee to receive a cash payment and the Stock Awards will be settled in Shares only.

Foreign Share Ownership Reporting. If the Employee is a Canadian resident, his or her ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to ongoing annual tax reporting obligations.  The Employee should refer to CRA Form T1135 (Foreign Income Verification Statement) and consult his or her tax advisor for further details.  It is the Employee’s responsibility to comply with all applicable tax reporting requirements.

The following provisions will apply to Employees who are residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention.

FRANCE

Language Consent.  In accepting the grant of the Stock Awards and the Agreement which provides for the terms and conditions of the Stock Awards, the Employee confirms that he or she has read and understood the documents relating to the Stock Awards (the Plan and the Agreement), which were provided in the English language. The Employee accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de cette attribution gratuite d’actions, l’employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution) qui lui ont été communiqués en langue anglaise. L’employé en accepte les termes en connaissance de cause.

Exchange Control Information. French residents with foreign account balances in excess of €1 million (or equivalent) must report monthly to the Banque de France.

Foreign Account Reporting. French residents who hold foreign accounts (including foreign brokerage accounts which hold shares or cash) must file an informational return on an annual basis with their personal income tax returns.

GUATEMALA

Foreign Ownership Reporting. Although individuals are permitted to own shares in a US company and hold a US brokerage account, such off-shore holdings and accounts may be subject to reporting to the tax authorities and as part of the Employee’s personal financial statements. Such requirements are the Employee’s personal obligation, and the Employee is advised to seek professional advice.

HONG KONG

Securities Law Notice. The Stock Awards and Shares issued upon vesting (if any) do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company and its Affiliates. The Agreement, including this Appendix B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by, registered with or authorized by any regulatory authority in Hong Kong, including the Securities and Futures Commission. The Award is intended only for the personal use of each eligible Employee of the Company or its Affiliates and may not be distributed to any other person. If the Employee is in any doubt about any of the contents of the Agreement, including this Appendix B, or the Plan, the Employee should obtain independent professional advice.

INDIA

Tax Information. The amount subject to tax at vesting may be dependent upon a valuation of Shares from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

Exchange Control Obligations. The Employee understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan to India within ninety (90) days of receipt. Dividends (if any) must be repatriated within 180 days of receipt. The Employee will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. The Employee should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

JAPAN

Securities Acquisition Report. If the Employee acquires Shares valued at more than ¥100,000,000 total, the Employee must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition of the Shares.

Exit Tax. Please note that the Employee may be subject to tax on the Stock Awards, even prior to vesting, upon relocation from Japan if the Employee (1) holds financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan and (2) maintained a principle place of residence (jusho) or temporary place of abode (kyosho) in Japan for 5 years or more during the 10-year period immediately prior to departing Japan. The Employee should discuss his/her tax treatment with his/her personal tax advisor.

MEXICO

Labor Law Acknowledgment. The invitation Gap, Inc. is making under the Plan is unilateral and discretionary and is not related to the salary and other contractual benefits granted to the Employee by his or her employer; therefore, benefits derived from the Plan will not under any circumstance be considered as an integral part of the Employee’s salary. Gap, Inc. reserves the absolute right to amend the Plan and discontinue it at any time without incurring any liability whatsoever. This invitation and, in the Employee’s case, the acquisition of shares does not, in any way, establish a labor relationship between the Employee and Gap, Inc., as participation in the Plan is based on the commercial relationship between Gap, Inc. and the Employee’s employer, nor does it establish any rights between the Employee and his or her employer.

La invitación que Gap, Inc. hace en relación con el Plan es unilateral, discrecional y no se relaciona con el salario y otros beneficios que recibe actualmente del actual empleador de el/la Empleado/a, por lo que cualquier beneficio derivado del Plan no será considerado bajo ninguna circunstancia como parte integral de su salario. Por lo anterior, Gap, Inc. se reserva el derecho absoluto para modificar o terminar el mismo, sin incurrir en responsabilidad alguna a Empleado/a. Esta invitación y, en caso de el/la Empleado/a, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre el/la Empleado/a y Gap, Inc., toda vez que la participación en el Plan es derivado de la relación comercial entre Gap, Inc. y el empleador de el/la Empleado/a, y tampoco genera derecho alguno entre el/la Empleado/a y su empleador.

PEOPLE’S REPUBLIC OF CHINA

Sale of Shares Upon Vesting. By accepting the Stock Awards, the Employee acknowledges and agrees that the Company or the Committee, in its sole discretion, has the right to determine that one of the following sales mechanisms will be pursued: (1) immediate sale of the Shares issued upon the vesting of Stock Awards ("Immediate Sale"); or (2) granting the Employee the right to hold the Shares issued upon the vesting of Stock Awards for a period of time and then sell the Shares on a future day at their own discretion ("Normal Sale"). In the event of a Termination of Service, the Company or the Committee shall also have the sole discretion to determine whether an Immediate Sale will occur. In any event, any Shares held shall be sold within 6 months of a Termination of Service or before the expiration of the Plan (whichever is earlier).

Shares will be transferred to a brokerage firm designated by the Company (the "Brokerage Firm"). The Brokerage Firm, on the Employee’s behalf, may: (a) immediately sell the Shares at the prevailing market price pursuant to any process for the sale set forth by the Company pursuant to the Immediate Sale of the Shares, or (b) sell the Shares at the prevailing market price, upon receipt of a properly executed notice together with irrevocable instructions from the Employee, pursuant to any process for the sale set forth by the Company pursuant to Normal Sale of the Shares; and deliver the proceeds less the Tax-Related Items and any broker fees, to the Company or its designee, which would then remit the net proceeds to the Employee through the Company’s or Affiliate’s special-purpose foreign exchange bank account in China. As a result of the Immediate Sale of Shares as set forth in this Appendix B, no Shares would be delivered to the Employee, and the Employee would not have any resulting rights as a shareholder of the Company. However, where a Normal Sale is intended, the Employees will have the rights as shareholders as provided in paragraph 11 of Appendix A following issuance of Shares at vesting and until the Normal Sale of such Shares. In any case, the Employee agrees that Shares may not be moved to any account or brokerage firm not designated by the Company and may not be moved out of any permitted account other than upon the sale of such Shares.

Mandatory Repatriation and Special Administration in China.  The Employee’s ability to be issued Shares at vesting shall be contingent upon the Company or its Affiliate obtaining approval from the State Administration of Foreign Exchange (“SAFE”) for the Employee’s participation in the Plan (to the extent required as determined by the Company in its sole discretion) and the establishment of a SAFE-approved special-purpose foreign exchange bank account for equity sale proceeds. If at the time of vesting, SAFE approval has not been obtained, the Company may cancel this Stock Award with no liability, compensation or benefits in lieu of compensation due to the Employee. The Employee understands and agrees that he or she will be required to immediately repatriate the proceeds from the Immediate Sale or Normal Sale of Shares to China. The Employee further understands that such repatriation of proceeds must be effected through the special-purpose foreign exchange account established by the Company or Affiliate, and the Employee hereby consents and agrees that the proceeds from the Immediate Sale or Normal Sale of Shares will be transferred to such account prior to being delivered to the Employee. Furthermore, the Employee understands that due to SAFE approval requirements, there may be delays in delivering the proceeds to the Employee; the Employee will bear any exchange rate risk relating to any delay; the Employee may be required to open a U.S. dollar bank account to receive the proceeds; and the Employee may also be required to pay directly to the Company or an Affiliate any Tax-Related Items due at vesting prior to receiving any proceeds from the sale of Shares.

The Company also has sole discretion to determine the mechanism to sell the Shares issued to the Employee upon vesting. The provisions above pursuant to which the Employee agrees to sell all Shares issued to him or her upon Termination of Service or immediately when the Shares are issued to him or her upon vesting at the then current market price is intended to be a plan pursuant to Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended, to the extent the Employee is subject to this Act.  By signing the Agreement, the Employee represents that he or she is not aware of any material non-public information about the Company at the time he or she is signing the Agreement.

Please note that the Company in its sole discretion may choose not to apply the above procedures to non-PRC citizens.

SINGAPORE

Securities Law Notice. The grant of the Stock Award and any Shares thereunder is made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), which provides an exemption from the prospectus and registration requirements under the SFA, and not with a view to the Stock Award or Shares being offered for sale or sold to any other party in Singapore. The Employee understands that this Agreement and/or any other document or material in connection with this offer and the underlying Shares have not been and will not be lodged, registered or reviewed by the Monetary Authority of Singapore. Any and all Shares to be issued hereunder shall therefore be subject to the general resale restriction under Section 257 of the SFA. By accepting the Stock Award, the Employee agrees not to sell or offer any Shares (received under this Stock Award) in Singapore within six months of the date of grant and unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) other than Section 280 of the SFA.

Director Notification Obligation. If the Employee is a director, associate director or shadow director (i.e., a non-director who has sufficient control so that the directors act in accordance with the directions and instructions of this individual) of the Company’s local entity in Singapore, he or she is subject to notification requirements under the Singapore Companies Act. Some of these notification requirements will be triggered by the Employee’s participation in the Plan. Specifically, the Employee is required to notify the local Singapore company when he or she acquires or disposes an interest in the Company, including when the Employee receives Shares upon vesting of this Award and when the Employee sells these Shares. The notification must be in writing and must be made within two days of acquiring or disposing of any interest in the Company (or within two days of initially becoming a director, associate director or shadow director of the Company’s local entity in Singapore). If the Employee is unclear as to whether he or she is a director, associate director or shadow director of the Company’s local entity in Singapore or the form of the notification, he or she should consult with his or her personal legal advisor.

Exit Tax / Deemed Exercise Rule. The Employee understands and agrees that if the Employee has received Stock Awards in relation to his or her employment in Singapore, then if, prior to the vesting of the Stock Awards, the Employee is 1) a permanent resident of Singapore and leaves Singapore permanently or is transferred out of Singapore; or 2) neither a Singapore citizen nor permanent resident and either ceases employment in Singapore or leaves Singapore for any period exceeding 3 months, the Employee will likely be taxed on the Stock Awards on a “deemed exercise” basis, even though the Stock Awards have not yet vested.  The Employee should refer to the separate Stock Award and Option Guide and discuss his or her tax treatment with his or her personal tax advisor.

UNITED KINGDOM

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Stock Awards does not provide any right for the Employee to receive a cash payment and the Stock Awards will be settled in Shares only.

Tax and National Insurance Contributions Acknowledgment. The following provision supplements paragraph 7 of Appendix A:

The Employee agrees that if the Employee does not pay or the Employer or the Company does not withhold from the Employee the full amount of Tax-Related Items that the Employee owes in connection with the vesting of the Stock Award and/or the acquisition of Shares pursuant to the vesting of the Stock Award, or the release or assignment of the Stock Award for consideration, or the receipt of any other benefit in connection with the Award (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by the Employee to the Employer, effective on the Due Date. The Employee agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Employee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Employee by the Employer, by withholding in Shares issued upon vesting of the Award or from the cash proceeds from the sale of such Shares or by demanding cash or a cheque from the Employee. The Employee also authorizes the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Employee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Employee is an officer or executive director and Tax-Related Items are not collected from or paid by the Employee by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to the Employee on which additional income tax and National Insurance Contributions will be payable. The Employee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

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